                                                                     Exhibit 2.1







                          AGREEMENT AND PLAN OF MERGER

                                      among

                               GALILEO CORPORATION

                           OFC ACQUISITION CORPORATION

                                 OFC CORPORATION

                                       and

                           THE PRINCIPAL STOCKHOLDERS
                               OF OFC CORPORATION
                                  NAMED HEREIN




                          -----------------------------
                          Dated as of December 30, 1997
                          -----------------------------







================================================================================

                                TABLE OF CONTENTS

                                                                                                Page

SECTION 1 - THE MERGER...........................................................................  1
         1.1        The Merger...................................................................  1
         1.2        Effective Time...............................................................  1
         1.3        Effects of the Merger........................................................  2
         1.4        Certificate of Incorporation and Bylaws......................................  2
         1.5        Directors and Officers.......................................................  2
         1.6        Conversion of Stock..........................................................  2
         1.7        Closing of Seller Transfer Books.............................................  3
         1.8        Payment of Merger Consideration..............................................  3
         1.9        No Fractional Shares.........................................................  3
         1.10       Escrow of Shares.............................................................  4

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLER.............................................  4
         2.1        Organization and Qualification...............................................  4
         2.2        Authority to Execute and Perform Agreements; No Dissenters Rights............  5
         2.3        Capitalization and Title to Shares...........................................  5
         2.4        Subsidiaries and Other Affiliates............................................  5
         2.5        Financial Statements.........................................................  5
         2.6        Absence of Undisclosed Liabilities...........................................  6
         2.7        No Material Adverse Change...................................................  6
         2.8        Tax Matters..................................................................  7
         2.9        Compliance with Laws.........................................................  8
         2.10       No Breach....................................................................  8
         2.11       Actions and Proceedings......................................................  8
         2.12       Contracts and Other Agreements...............................................  9
         2.13       Bank Accounts and Powers of Attorney......................................... 10
         2.14       Properties................................................................... 10
         2.15       Intellectual Property........................................................ 11
         2.16       Customers.................................................................... 11
         2.17       Accounts Receivable.......................................................... 11
         2.18       Inventory.................................................................... 12
         2.19       Employee Benefit Plans....................................................... 12
         2.20       Employee Relations........................................................... 12
         2.21       Transactions with Management................................................. 13
         2.22       Insurance.................................................................... 13
         2.23       Brokerage.................................................................... 13
         2.24       Hazardous Materials.......................................................... 13
         2.25       Disclosure................................................................... 14

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS......................... 14
         3.1        Authority to Execute and Perform Agreements.................................. 14

                                       (i)

         3.2        No Breach.................................................................... 14
         3.3        Title to Shares.............................................................. 14
         3.4        Accuracy of Seller Representations and Warranties............................ 15

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION.............................. 15
         4.1        Organization................................................................. 15
         4.2        Authority to Execute and Perform Agreement................................... 15
         4.3        Capitalization............................................................... 15
         4.4        SEC Reports.................................................................. 16
         4.5        Financial Statements......................................................... 16
         4.6        No Material Adverse Change................................................... 16
         4.7        Actions and Proceedings...................................................... 16
         4.8        No Breach.................................................................... 16

SECTION 5 - COVENANTS AND AGREEMENTS............................................................. 17
         5.1        Conduct of Business.......................................................... 17
         5.2        Corporate Examinations and Investigations.................................... 18
         5.3        Expenses..................................................................... 19
         5.4        Authorization from Others.................................................... 19
         5.5        Consummation of Agreement.................................................... 19
         5.6        Further Assurances........................................................... 19
         5.7        Corporate Approvals.......................................................... 19
         5.8        Public Announcements and Confidentiality..................................... 19
         5.9        No Solicitation.............................................................. 20
         5.10       Buyer SEC Filings............................................................ 20
         5.11       Disclosure Statements........................................................ 20
         5.12       Seller 1997 Financial Statements............................................. 20
         5.13       Performance Bonus............................................................ 21
         5.14       S Corporation Status......................................................... 21
         5.15       Noncompetition............................................................... 21
         5.16       Personal Guaranties.......................................................... 21

SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER....... 22
         6.1        Approvals.................................................................... 22
         6.2        Employment Agreement......................................................... 22
         6.3        Absence of Order............................................................. 22
         6.4        Nasdaq Listing............................................................... 22

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND ACQUISITION TO CONSUMMATE
THE MERGER....................................................................................... 22
         7.1        Representations, Warranties and Covenants.................................... 22
         7.2        Opinion of Counsel to Seller................................................. 23
         7.3        Merger Documents............................................................. 23
         7.4        Minimum Net Income........................................................... 23
         7.5        Lease Matters................................................................ 23

                                      (ii)

         7.6        Tax Opinion.................................................................. 23
         7.7        Escrow Agreement............................................................. 23
         7.8        Environmental Assessments.................................................... 23
         7.9        Stock Options................................................................ 23
         7.10       Standstill Agreement......................................................... 23
         7.11       Certificates................................................................. 24

SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER AND THE PRINCIPAL
STOCKHOLDERS TO CONSUMMATE THE MERGER............................................................ 24
         8.1        Representations, Warranties and Covenants.................................... 24
         8.2        Opinion of Counsel to Buyer.................................................. 24
         8.3        Tax Opinion.................................................................. 24
         8.4        Certificates................................................................. 24

SECTION 9 - TERMINATION, AMENDMENT AND WAIVER.................................................... 25
         9.1        Termination.................................................................. 25
         9.2        Effect of Termination........................................................ 26
         9.3        Amendment.................................................................... 26
         9.4        Waiver....................................................................... 26

SECTION 10 - INDEMNIFICATION..................................................................... 26
         10.1       Survival..................................................................... 26
         10.2       Obligation of the Stockholders to Indemnify.................................. 27
         10.3       Obligation of the Buyer and Acquisition to Indemnify......................... 27
         10.4       Limitations on Indemnification............................................... 27
         10.5       Notice and Defense of Claims................................................. 28

SECTION 11 - MISCELLANEOUS....................................................................... 29
         11.1       Notices...................................................................... 29
         11.2       Entire Agreement............................................................. 30
         11.3       Governing Law................................................................ 30
         11.4       Invalidity................................................................... 30
         11.5       Binding Effect; No Assignment................................................ 30
         11.6       Section Headings............................................................. 30
         11.7       Counterparts................................................................. 30
         11.8       Disclosure Schedules......................................................... 30



                                      (iii)

EXHIBITS

A        Stock Restriction and Registration Rights Agreement
B        Escrow Agreement
C        Employment Agreement
D        Opinion of Choate, Hall & Stewart
E        Lease Amendments and Estoppel Certificates
F        Standstill Agreement
G        Opinion of Palmer & Dodge LLP






                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER dated as of December 30, 1997 is among Galileo Corporation (the "Buyer"), a Delaware corporation; OFC Acquisition Corporation ("Acquisition"), a Delaware corporation and wholly-owned subsidiary of the Buyer; OFC Corporation (the "Seller"), a New Hampshire corporation; and the stockholders of the Seller identified on the signature pages hereto (the "Principal Stockholders"). The parties wish to effect the acquisition of the Seller by the Buyer through a merger of the Seller into Acquisition on the terms and conditions hereof. As a condition to and concurrently with the execution of delivery of this Agreement, the Buyer and the Principal Stockholders are entering into the Stock Restriction and Registration Rights Agreement attached as Exhibit A hereto. This Agreement is intended to be a "plan of reorganization" within the meaning of ss.368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                             SECTION 1 - THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the New Hampshire Business Corporation Act (the "NHBCA"), and the Delaware General Corporation Law (the "DGCL"), the Seller shall be merged with and into Acquisition (the "Merger"). The Merger shall occur at the Effective Time (as defined herein). Upon consummation of the Merger, the business of the Seller shall be deemed to have been conducted for the account of the Buyer from and after January 1, 1998. Following the Merger, Acquisition shall continue as the surviving corporation (the "Surviving Corporation") and wholly-owned subsidiary of the Buyer, and the separate corporate existence of the Seller shall cease.

         1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause articles of merger (the "Articles of Merger") to be filed in accordance with Section A:11.05 of the NHBCA and a certificate of merger (the "Certificate of Merger") to be filed in accordance with Section 252(c) of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Articles of Merger and the Certificate of Merger are filed with the New Hampshire Secretary of State in accordance with the NHBCA and the Certificate of Merger is filed with the Delaware Secretary of State in accordance with the DGCL (the "Effective Time"). Immediately prior to such filings, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. The Closing shall take place at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 or at such other time, date and location as the parties may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

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




         1.3 EFFECTS OF THE MERGER. The Merger shall have the effects provided in this Agreement and the applicable provisions of the NHBCA and DGCL.

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Acquisition, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, provided that at the Effective Time the Certificate of Incorporation of Acquisition shall be amended so that the name of the Surviving Corporation shall be "OFC Corporation."

         1.5 DIRECTORS AND OFFICERS. The directors of Acquisition and the officers of the Seller, in each case immediately prior to the Effective Time, shall be the directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Surviving Corporation may designate such other officers as it determines.

         1.6 CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Acquisition or the Seller:

         (a) All shares of common stock, $.01 par value, of the Seller (the "Seller Stock") outstanding immediately prior to the Effective Time, other than shares held by the Seller as treasury stock or shares held by any subsidiary of the Seller, shall be converted into and become the right to receive, in the aggregate, (i) 1,154,258 shares (subject to the payment of cash for fractional shares as provided in Section 1.9 and to adjustment as provided in Sections 9.1(e) and (f)) of common stock, $.01 par value, of the Buyer ("Buyer Common Stock") and (ii) cash in the amount of $6,000,000. Such shares of Buyer Common Stock are referred to hereinafter as the "Merger Shares," and together with such cash as the "Merger Consideration."

         (b) All shares of Seller Stock held at the Effective Time by the Seller as treasury stock or by a subsidiary of the Seller shall be canceled and no payment shall be made with respect thereto.

         (c) Each share of common stock of Acquisition, $.01 par value, outstanding immediately prior to the Effective Time shall remain issued and outstanding and not be affected by the Merger.

         (d) The Merger Consideration shall be allocated among the holders of shares of Seller Stock immediately prior to the Effective Time (the "Seller Stockholders") in accordance with a schedule to be furnished by the Seller to the Buyer on or before January 9, 1998; provided, however, that if such schedule is not furnished on or prior to such date, the Merger Consideration shall be allocated pro rata in accordance with the shares of Seller Stock held immediately prior to the Effective Time.

         (e) The number of Merger Shares shall be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), recapitalization or other like change without receipt of consideration with respect to Buyer Common Stock occurring on or after the date hereof and prior to the Effective Time.

         1.7 CLOSING OF SELLER TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Seller shall be closed, and no transfer of Seller Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Seller Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and certificates representing Buyer Common Stock as provided for in this Agreement.

         1.8 PAYMENT OF MERGER CONSIDERATION. On the Closing Date, each holder of shares of Seller Stock shall surrender to the Buyer properly endorsed certificates representing all of such holder's ownership of Seller Stock, and the Buyer shall deliver on the Closing Date or as soon as practicable thereafter in exchange therefor (subject to the escrow deposit required by Section 1.10) a check of the Buyer for the amount of cash and a certificate representing the number of whole shares of Buyer Common Stock into which the shares of Seller Stock theretofore represented by the certificate so surrendered shall have been converted pursuant to the provisions of this Agreement, and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section, each Seller Stock certificate (other than for shares to be canceled in accordance with Section 1.6(b)) shall represent for all purposes shares of Buyer Common Stock. Buyer Common Stock into which Seller Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any Buyer Common Stock certificates are to be issued in a name other than that in which the Seller Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Buyer all documents necessary to evidence and effect such transfer and shall pay to the Buyer any transfer or other taxes required by reason of the issuance of certificates for such shares of Buyer Common Stock in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Buyer that such tax has been paid or is not applicable.

         1.9 NO FRACTIONAL SHARES.

         (a) No certificates representing fractional shares of Buyer Common Stock shall be issued in the Merger. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each holder of shares of Seller Stock and each Optionholder who would otherwise have been entitled to a fractional share of Buyer Common Stock, will receive (upon surrender of a Seller Stock certificate or certificates in the case of holders of Seller Stock) a check of the Buyer for an amount in cash (without interest) determined by multiplying such fraction by the Market Value (as defined below) of Buyer Common Stock. The Buyer shall not be liable to any holder of shares of or options to purchase Seller Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

         (b) For purposes of this Agreement, "Market Value" of Buyer Common Stock means the average closing price of a share of Buyer Common Stock for the 30 consecutive trading days ending on the third trading day prior to the Closing Date as reported on the Nasdaq Stock Market.

         1.10 ESCROW OF SHARES. At the Effective Time, the Buyer shall deposit 10% of the Merger Shares and $300,000 of the cash comprising the Merger Consideration with an escrow agent reasonably satisfactory to the Seller to be held and disbursed by such agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as Exhibit B. Such shares and cash shall be deducted pro rata from the Merger Consideration allocable to each former holder of Seller Stock.


              SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth on the disclosure schedule delivered to the Buyer on the date hereof (the "Seller Disclosure Schedule"), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (the disclosure in any subsection to be applicable to any other subsection of this Section 2 to the extent that it can fairly be understood to so apply), the Seller represents and warrants to the Buyer and Acquisition as set forth below. For purposes of this Section 2, the best knowledge of the Seller means the actual knowledge of the directors and executive officers of the Seller after due inquiry.

         2.1 ORGANIZATION AND QUALIFICATION.

         (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire with full corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted. The Seller is qualified or otherwise authorized to transact business as a foreign corporation in Massachusetts and in all other jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, prospects, results of operations or financial condition of the Seller (the "Business of Seller").

         (b) The Disclosure Schedule sets forth all jurisdictions (in the United States or outside of the United States) in which the Seller files or is required to file franchise, income or other tax returns, based upon the ownership or use of property therein or the derivation of income therefrom.

         (c) The Seller has previously provided to the Buyer true and complete copies of the Articles of Incorporation and bylaws of the Seller as presently in effect, and the Seller is not in default thereunder. The minute books of the Seller contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders since the time of the Seller's incorporation and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meetings. The stock books of the Seller are true and complete.

         2.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS; NO DISSENTERS RIGHTS. The Seller has the corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and the stockholders of the Seller. No other action on the part of the Seller is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms. No holder of Seller Stock is entitled to dissent from consummation of the Merger under Section A:13.02 of the NHBCA.

         2.3 CAPITALIZATION AND TITLE TO SHARES.

         (a) The Seller is authorized to issue 10,000,000 shares of Common Stock, of which 3,288,716 shares are issued and outstanding. Such shares are owned of record by the persons and in the amounts set forth in the Seller Disclosure Schedule. No other class of capital stock of the Seller is authorized or outstanding. All of the issued and outstanding shares of the Seller's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. None of the issued and outstanding shares of the Seller have been issued in violation of any federal or state law or any preemptive rights or rights to subscribe for or purchase securities.

         (b) Except for outstanding options granted under the Seller's 1995 Stock Option Plan as set forth in the Seller Disclosure Schedule, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from the Seller any shares of the capital stock or any other security of the Seller and no outstanding securities of any kind convertible into or exchangeable for such securities. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the outstanding shares of capital stock of the Seller to which the Seller is a party.

         (c) The Seller does not own beneficially any shares of capital stock of the Buyer.

         2.4 SUBSIDIARIES AND OTHER AFFILIATES. The Seller has no subsidiaries and does not directly or indirectly own or have any investment in any of the capital stock of, and is not a party to a partnership or joint venture with, any other person.

         2.5 FINANCIAL STATEMENTS. The Seller has previously delivered to the Buyer (i) financial statements of the Seller at December 31, 1996 and 1995 and for the years then ended audited by Alexander, Aronson, Finning & Co., P.C. (the "Audited Financial Statements") and (ii) the unaudited balance sheet of the Seller at October 31, 1997 (the "Interim Balance Sheet") and related statements of income for the ten-month period then ended (the "Interim Financial Statements"). All of such financial statements are collectively referred to herein as the "Seller Financial Statements." The Seller Financial Statements have been prepared from, and are in accordance with, the books and records of the Seller and present fairly the financial position and the results of operations of the Seller as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, subject in the case of the Interim Financial Statements to normal year-end adjustments, which are not in the aggregate material, and to the absence of notes, which if provided would not differ materially from those included in the Audited Financial Statements.

         2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Seller Disclosure Schedule, the Seller has no liabilities or obligations of any kind (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business.

         2.7 NO MATERIAL ADVERSE CHANGE. Since October 31, 1997, except as described in the Interim Financial Statements, there has not been:

         (a) any material adverse change in the Business of Seller;

         (b) any transaction, commitment, contract or agreement entered into by the Seller or any relinquishment by the Seller of any contract or other right having a value of or involving aggregate payments in excess of $50,000;

         (c) any redemption or other acquisition of any capital stock of the Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of the Seller;

         (d) any increase in compensation, bonus or other benefits payable or to become payable by the Seller to any director, officer or employee, other than regularly scheduled increases in the ordinary course of business;

         (e) any entering into or granting by the Seller of any new employment agreement providing for annual compensation over $25,000, any new employee benefit, deferred compensation or other similar employee benefit arrangement, or any new consulting arrangement, or any grant of any severance or termination rights to any director, officer or employee of the Seller or any increase in benefits payable under existing severance or termination pay policies or employment agreements;

         (f) any change in any accounting method or practice followed by the Seller;

         (g) any making by the Seller of any loan or advance to any shareholder, officer, director or consultant (other than expense advances made in the ordinary course of business), or any other loan or advance otherwise than in the ordinary course of business;

         (h) except for inventory or equipment acquired in the ordinary course of business, any acquisition by the Seller of all or any part of the assets, properties, capital stock or business of any other person; or

         (i) except in the ordinary course of business, any sale, abandonment or any other disposition of any of the Seller's assets or properties.

         2.8 TAX MATTERS.

         (a) The Seller has filed all tax reports and returns required to be filed by it and all such reports and returns are correct and complete in all material respects. The Seller has paid or will timely pay all taxes and other charges shown as due on such reports and returns or on subsequent assessments with respect thereto. The Seller is not delinquent in the payment of any material tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for taxes reflected in the Interim Balance Sheet is adequate for payment of any and all tax liabilities for periods ending on or before the date thereof, and there are no tax liens on any assets of the Seller except liens for current taxes not yet due.

         (b) There are no pending audits of any tax return filed by the Seller and the Seller has not been notified by any tax authority that any such audit is contemplated or pending. The Seller knows of no tax deficiency or claim for additional taxes asserted or threatened to be asserted against the Seller by any taxing authority and the Seller knows of no grounds for any such assessment. No extension of time with respect to any date on which a tax return was or is to be filed by the Seller is in force, and no waiver or agreement by the Seller is in force for the extension of time for the assessment or payment of any tax. The federal income tax returns of the Seller have never been audited. For purposes of this Agreement, the term "tax" includes all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

         (c) The Seller has not agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         (d) At all times since the date of its incorporation, the Seller has been an S corporation within the meaning of Section 1361(a)(1) of the Code and has used the calendar year as its taxable year. The Seller does not conduct any business in any state or political subdivision in which the disposition of any of its assets including goodwill in a transaction in which gain or income would be realized would result in the imposition by that state or political subdivision of a corporate level tax. The Seller does not conduct any business which is a historic business of, a continuation of, or successor to any business which was previously conducted by another corporation or any other entity which was subject to a United States corporate level tax on its gain or income including a tax imposed by reason of the provisions of Section 1374 and 1375 of the Code, or any predecessor provisions thereto. The Seller has never acquired any asset, including goodwill, the basis of which was determined in whole or in part by reference to the basis of the asset in the hands of a C corporation within the meaning of Section 1361(a)(2) of the Code or S corporation subject to the provisions of Section 1374 of the Code or predecessor provisions thereto. The Seller has never had any Subchapter C earnings and profits within the meaning of Section 1362(d)(3)(B) of the Code. Neither the Seller nor its stockholders have taken any action which will result in (i) the termination or revocation prior to the Closing Date of the Seller's status as an S corporation within the meaning of Section 1361(a)(1) of the Code or (ii) the imposition of a tax on the Seller under the provisions of Section 1374 of the Code. The Seller is not a party to any agreement or arrangement with its stockholders to make distributions to its stockholders to pay any tax imposed on the stockholders.

         2.9  COMPLIANCE WITH LAWS.

         (a) The Seller has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of its businesses (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of the Seller, threatened to revoke or limit any Permit. The Seller Disclosure Schedule contains a true and complete list of all Permits.

         (b) The Seller is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for matters specifically addressed in Section 2.24 and for violations that would not, in the aggregate, have a material adverse effect on the Business of Seller. During the last three years, the Seller has not received notice of any citation, fine or penalty imposed against the Seller for any such violation or alleged violation. To the best knowledge of the Seller, the Seller has not received any such notice of violation more than three years ago that has not been resolved.

         2.10 NO BREACH. Except for the filing of the Articles of Merger and the Certificate of Merger with the New Hampshire Secretary of State and the Delaware Secretary of State, respectively, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or bylaws of the Seller, (ii) violate or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Seller is a party or to which the Seller or any of its assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to the Seller or by which any of Seller's assets, properties or securities is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any other governmental or regulatory body or (vi) result in the creation of any lien or other encumbrance on the assets, properties or securities of the Seller excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of Seller or on the ability of the Seller to consummate the transactions contemplated hereby.

         2.11 ACTIONS AND PROCEEDINGS. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Seller, or any of its securities, assets or properties. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of the Seller, threatened against the Seller that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the Business of Seller. To the best knowledge of the Seller, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or on the Business of Seller.

         2.12 CONTRACTS AND OTHER AGREEMENTS. The Seller Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Seller is a party or by or to which the Seller or its assets or properties are bound or subject:

         (a) any agreement or series of related agreements requiring aggregate payments by or to the Seller of more than $50,000;

         (b) any agreement with or for the benefit of any current or former officer, director, shareholder, employee or consultant of the Seller;

         (c) any agreement with any labor union or association representing any employee of the Seller;

         (d) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Seller to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

         (e) any agreement for the sale of any of the assets or properties of the Seller other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

         (f)  any partnership or joint venture agreement;

         (g) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $10,000 and the endorsement of checks for deposit in the ordinary course of business;

         (h) any agreement containing covenants of the Seller not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Seller or in any line of business of the Seller;

         (i) any agreement granting or restricting the right of the Seller to use any Proprietary Right (as defined in Section 2.15);

         (j) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

         (k) any agreement with any holder of securities of the Seller as such (including, without limitation, any agreement containing an obligation to register any of such securities under any federal or state securities laws);

         (l) any agreement obligating the Seller to deliver services or product enhancements or containing a "most favored nation" pricing clause;

         (m) any agreement relating to the acquisition by the Seller of any operating business or the capital stock of any other person;

         (n) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business);

         (o) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money;

         (p) any lease, sublease or other agreement under which the Seller is lessor or lessee of any real property or equipment or other tangible property;

         (q) any distribution or sales representation agreement relating to the sale of the Seller's products by others or the sale by the Seller of the products of others; and

         (r) any other material agreement whether or not made in the ordinary course of business.

True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on the Seller Disclosure Schedule have been furnished to the Buyer. Each of such contracts is valid, subsisting, in full force and effect, binding upon the Seller, and to the best knowledge of the Seller, binding upon the other parties thereto in accordance with their terms, and the Seller is not in default under any of them, nor, to the best knowledge of the Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the Business of Seller.

         2.13 BANK ACCOUNTS AND POWERS OF ATTORNEY. The Seller Disclosure
Schedule identifies all bank and brokerage accounts of the Seller, whether or not such accounts are held in the name of the Seller, lists the respective signatories therefor and lists the names of all persons holding a power of attorney from the Seller and a summary of the terms thereof.

         2.14 PROPERTIES. (a) The Seller owns and has good title to all of its assets and properties reflected as owned on the Interim Balance Sheet, free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected in the Interim Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since October 31, 1997, (iii) liens or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims or other encumbrances that, in the aggregate, are not material to the Business of Seller.

         (b) The Seller does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. The Seller has a valid leasehold interest in all of the buildings, structures and leasehold improvements, and owns or has a valid leasehold interest in all equipment and other tangible property material to the conduct of its business, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. There is no equipment located on the premises of the Seller that is on loan from another party.

         2.15 INTELLECTUAL PROPERTY. The Seller owns, or is licensed to use or otherwise has the right to use, all patents, trademarks, service marks, trade names, logos, franchises, copyrights and all applications for any of the foregoing, and all technology, inventions, trade secrets, knowhow, computer software and processes used in or necessary for the conduct of its business as now conducted or proposed to be conducted (collectively, the "Proprietary Rights"). The Seller Disclosure Schedule sets forth a list of all such patents, trademarks, service marks, trade names, franchises, copyrights and all applications therefor. The Seller is not aware of any claim by any third party that the business of the Seller as currently conducted or proposed to be conducted infringes upon the proprietary rights of others, nor has the Seller received any notice or claim from any third party of such infringement by the Seller. The Seller is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of the Seller. The Seller has the right to use, free and clear of claims or rights of others, all customer lists and computer software used in the conduct of its business. To the best knowledge of the Seller, none of the activities of the employees of the Seller on behalf of the Seller violates any agreements or arrangements which any such employees have with former employers.

         2.16 CUSTOMERS. The Seller Disclosure Schedule sets forth the ten customers which accounted for the largest sales of the Seller for the year ended October 31, 1997 (the "Customers"). To the best knowledge of the Seller, the relationships of the Seller with the Customers are good commercial working relationships. No Customer has canceled or otherwise terminated its relationship with the Seller or has during the current year to date decreased materially its usage or purchase of the services of the Seller. The Seller does not know of any plan or intention of any Customer, and has not received any written threat or notice from any Customer, to terminate, cancel or otherwise materially and adversely modify its relationship with the Seller or to decrease materially or limit its usage or purchase of the services or products of the Seller.

         2.17 ACCOUNTS RECEIVABLE. Subject to the allowances with respect to accounts receivable set forth on the Interim Balance Sheet, all accounts receivable reflected on the Interim Balance Sheet and all accounts receivable arising subsequent thereto have arisen in the ordinary course of business of the Seller, represent valid and enforceable obligations due to the Seller and have been and are subject to no set-off, counterclaim or future performance obligation on the part of the Seller other than obligations under warranties.

         2.18 INVENTORY. The inventory of the Seller is in good and merchantable condition and saleable or usable in the manufacture of saleable finished goods in the ordinary course of business.

         2.19 EMPLOYEE BENEFIT PLANS. The Seller Disclosure Schedule sets forth a complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") maintained by the Seller. The Seller does not maintain or contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and the Seller has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan maintained by the Seller which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Seller nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of the Seller under Title I of ERISA or Section 4975 of the Code. All reports required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed except where the failure to so file would not have a material adverse effect on the Business of Seller. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan that is a pension plan subject to Title IV of ERISA. With respect to all Plans that are pension plans subject to Title IV of ERISA, such Plans have no unfunded benefit liabilities, all contributions to such Plans under the minimum funding requirements of Section 412 of the Code have been made and all premium payments to the Pension Benefit Guaranty Corporation with respect to such Plans have been made. All claims for benefits under any Plan that is a welfare plan incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan that is a welfare plan providing benefits after termination of employment.

         2.20 EMPLOYEE RELATIONS. The Seller has approximately 110 full-time equivalent employees and generally enjoys good employer-employee relations. The Seller is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any employees, neither the Seller nor the Buyer or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Seller's normal policies). True and complete information as to all current directors, officers, employees and consultants of the Seller including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to the Buyer.

         2.21 TRANSACTIONS WITH MANAGEMENT. Except as disclosed in the Seller Disclosure Schedule, no executive officer or director of the Seller has (whether directly or indirectly through another entity in which such person has an interest, other than as the holder of less that 1% of a class of securities of a publicly traded company) any interest in (i) any property or assets of the Seller (except as a shareholder), (ii) any current competitor, customer or supplier of the Seller or (iii) any person which is currently a party to any material contract or agreement with the Seller.

         2.22 INSURANCE. The Seller Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workers compensation, vehicular, directors' and officers' and other insurance held by or on behalf of the Seller. Such policies and binders are in full force and effect, are reasonably believed by the Seller to be adequate for the businesses engaged in by the Seller and are in conformity with the requirements of all leases or other agreements to which the Seller is a party and, to the best knowledge of the Seller, are valid and enforceable in accordance with their terms. The Seller is not in default with respect to any provision contained in any such policy or binder nor has the Seller failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Seller has not received notice of cancellation or non-renewal of any such policy or binder.

         2.23 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of the Seller or any of the Principal Stockholders in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Seller or any of the Principal Stockholders, or any action taken by any of them.

         2.24 HAZARDOUS MATERIALS.

         (a) There are no Hazardous Materials (as hereinafter defined) generated, used, handled or stored by the Seller the proper disposal of which will require any material expenditure by the Seller. There has been no generation, use, handling, storage or disposal by the Seller, or to Seller's best knowledge by any other person or entity, of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by the Seller during the period of the Seller's ownership or lease or, to the best of Seller's knowledge, prior thereto. Nor has there been or is there threatened any Release by the Seller, or to Seller's best knowledge by any other person or entity, of any Hazardous Materials on or at any such site or premises during such period or, to the best of Seller's knowledge, prior thereto in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such Release. "Hazardous Materials" means any "hazardous waste" as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and any "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). "Release" is used herein as defined in CERCLA.

         (b) The Seller has previously furnished to the Buyer copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency regarding the foregoing ("Environmental Reports"). To the best knowledge of the Seller, there is no fact or circumstance not disclosed in the Environmental Reports that could result in liability under any applicable environmental law that would have a material adverse effect on the Business of Seller.

         2.25 DISCLOSURE. The representations and warranties of the Seller contained in this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. There is no fact known to the Seller that has not been disclosed to the Buyer in this Agreement that is reasonably likely to have a material adverse effect on the Business of Seller.


    SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

         Except as set forth on the disclosure schedule delivered to the Buyer on the date hereof (the "Stockholder Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, each of the Principal Stockholders, severally, represents and warrants to the Buyer and Acquisition as to itself only as follows:

         3.1 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. The Principal Stockholder has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by and is the valid and binding obligation of the Principal Stockholder, enforceable in accordance with its terms.

         3.2 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Principal Stockholder is a party or to which the Principal Stockholder or its assets or properties may be bound or subject, (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Principal Stockholder or upon the securities, properties or assets of the Principal Stockholder, (iii) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Principal Stockholder or (iv) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person.

         3.3 TITLE TO SHARES. The Principal Stockholder owns beneficially and of record, free and clear of any lien, claim or encumbrance, the shares of Seller Stock set forth opposite such stockholder's name in the Seller Disclosure Schedule. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of the Seller to which the Principal Stockholder is a party.

         3.4 ACCURACY OF SELLER REPRESENTATIONS AND WARRANTIES. To the knowledge of the Principal Stockholder, the representations and warranties of the Seller contained herein do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.


       SECTION 4 - REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION

         Except as set forth on the disclosure schedule delivered to the Buyer on the date hereof (the "Buyer Disclosure Schedule"), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (the disclosure in any subsection to be applicable to any other subsection of this Section 4 to the extent that it can fairly be understood to so apply), the Buyer represents and warrants regarding itself and Acquisition, and Acquisition represents and warrants regarding itself, to the Seller as follows:

         4.1 ORGANIZATION. Each of the Buyer and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

         4.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Each of the Buyer and Acquisition has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer, which is the only required corporate action on the part of the Buyer, and by all necessary corporate action on the part of Acquisition. This Agreement has been duly executed and delivered by each of Buyer and Acquisition and constitutes a valid and binding obligation of each, enforceable in accordance with its terms.

         4.3 CAPITALIZATION.

         (a) The Buyer is authorized to issue 36,000,000 shares of Buyer Common Stock, of which 6,872,205 shares were issued and outstanding as of September 30, 1997. When issued in accordance with the terms of this Agreement, the Buyer Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

         (b) All the issued and outstanding shares of capital stock of Acquisition have been or, at the Closing, will be duly authorized and validly issued, fully paid and nonassessable, will not have been issued in violation of any preemptive rights and will be owned by the Buyer.

         4.4 SEC REPORTS. The Buyer has previously delivered to the Seller its
(i) Annual Report on Form 10-K for the year ended September 30, 1997 (the "Buyer 10-K"), as filed with the SEC, (ii) all proxy statements relating to the Buyer's meetings of stockholders held since September 30, 1996 and (iii) all other periodic and current reports filed by the Buyer with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") since September 30, 1997. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since September 30, 1997.

         4.5 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Buyer 10-K have been prepared from, and are in accordance with, the books and records of the Buyer and present fairly the consolidated financial condition and results of operations of the Buyer and its subsidiaries as of and for the periods presented therein, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein.

         4.6 NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, there has not been any material adverse change in the assets, properties, business prospects, results of operations or financial condition of the Buyer and its subsidiaries taken as a whole (the "Business of Buyer").

         4.7 ACTIONS AND PROCEEDINGS. Except as set forth in the Buyer 10-K, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of the Buyer and Acquisition, threatened against the Buyer, Acquisition or any other corporation or legal entity of which the Buyer owns, directly or indirectly, a material equity interest that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the Business of Buyer.

         4.8 NO BREACH. Except for (a) the filing of the Articles of Merger and the Certificate of Merger with the New Hampshire Secretary of State and the Delaware Secretary of State, respectively, and (b) the listing of the Buyer Common Stock to be issued in the Merger with the Nasdaq Stock Market, the execution, delivery and performance of this Agreement by the Buyer and Acquisition and consummation by them of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or bylaws of the Buyer or Acquisition, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Buyer or Acquisition is party or to which either of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to the Buyer or Acquisition or by which any of their assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of the Buyer or Acquisition, excluding from the foregoing clauses
(ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of Buyer or on the ability of the Buyer or Acquisition to consummate the transactions contemplated hereby.


                      SECTION 5 - COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         5.1 CONDUCT OF BUSINESS. Except with the prior written consent of the Buyer and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, the Seller shall observe the following covenants:

         (a)      AFFIRMATIVE COVENANTS PENDING CLOSING.  The Seller will:

                  (i) PRESERVATION OF PERSONNEL. Use all reasonable efforts to preserve intact its business organization and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                  (ii) INSURANCE. Use all reasonable efforts to keep in effect casualty, public liability, workers compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                  (iii) PRESERVATION OF THE BUSINESS; MAINTENANCE OF PROPERTIES, CONTRACTS. Use all reasonable efforts to preserve its business, advertise, promote and market its services, keep its properties intact, preserve its goodwill, and maintain all physical properties in good operating condition;

                  (iv) INTELLECTUAL PROPERTY RIGHTS. Use all reasonable efforts to preserve and protect the Proprietary Rights; and

                  (v) ORDINARY COURSE OF BUSINESS. Operate its business diligently and solely in the ordinary course.

         (b)      NEGATIVE COVENANTS PENDING CLOSING.  The Seller will not:

                  (i) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of its assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or permitted under Section 2.14;

                  (ii) LIABILITIES. (A) Incur any obligation or liability other than in the ordinary course of the Seller's business, (B) incur any indebtedness for borrowed money, other than borrowings under lines of credit existing on the date of this Agreement in the ordinary course in accordance with past practice or (C) enter into any contracts or commitments involving payments by the Seller of $10,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

                  (iii) COMPENSATION. (A) Change the compensation or fringe benefits of any officer, director, employee or consultant, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices and except as permitted by clause (iv) below or
(B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director, employee or consultant of the Seller;

                  (iv) CAPITAL STOCK. (A) declare or pay any dividend or other distribution with respect to any shares of its capital stock, other than cash dividends in accordance with past practice to enable stockholders of the Seller to pay federal and state income taxes on the income of the Seller taxable to them or (B) issue any shares of, securities convertible into or rights to acquire, its capital stock, except that the Seller may issue (1) up to 293,000 shares of Seller Stock to employees and directors without additional consideration on or before December 31, 1997, provided that (x) each person to whom any of such shares are issued shall concurrently with receipt of the shares execute and deliver to the Buyer an agreement substantially in the form of the Stock Restriction and Registration Rights Agreement attached as Exhibit A hereto and containing an acknowledgment and agreement by such person to be bound by the terms of this Agreement and (y) the issue of such shares to such persons would not, in the opinion of the Seller's counsel, adversely affect the exemption from registration under the Securities Act of 1933 of the issue of the shares of Buyer Common Stock in the Merger and (2) shares of Seller Stock upon the exercise of stock options outstanding on the date of this Agreement and disclosed in the Seller Disclosure Schedule.

                  (v) CHARTER AND BYLAWS. Amend the Articles of Incorporation or bylaws of the Seller;

                  (vi) ACQUISITIONS. Make any material acquisition of property other than in the ordinary course of business;

                  (vii) OTHER MATERIAL CHANGES. Take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section 2.7 is likely to occur.

         5.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, the Buyer shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the Seller as the Buyer shall reasonably request in connection with the Buyer's investigation of the Seller with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times upon prior notice to the Seller and in a manner minimizing the interruption of the Seller's operations, and the Seller shall cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller or the Principal Stockholders contained in this Agreement. In order that the Buyer may have full opportunity to make such investigation, the Seller shall furnish the representatives of the Buyer during such period with all such information and copies of such documents concerning the affairs of the Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         5.3 EXPENSES. Whether or not the Merger is consummated, the Principal Stockholders shall bear their own expenses and each of the Seller and the Buyer shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

         5.4 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement.

         5.5 CONSUMMATION OF AGREEMENT. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, including without limitation taking no action that would preclude delivery of the opinions referred to in Sections 7.6 and 8.3, and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. In connection with the foregoing, each of the Seller, the Buyer and the Principal Stockholders shall provide to counsel to the Buyer and counsel to the Seller such representations in writing as such counsel may reasonably request in order to render such opinions.

         5.6 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         5.7 CORPORATE APPROVALS. Each Principal Stockholder agrees not to take any action as a stockholder or director of the Seller to amend, modify or rescind the approval of the Merger by the stockholders and directors of the Seller.

         5.8 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of the Buyer and the Seller, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. Each of the Seller and the Principal Stockholders and the Buyer shall also keep confidential and shall not use in any manner any information or documents obtained from the other concerning the other's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed independently by the party obligated hereby, or received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates all copies of any documents obtained from a party or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous two sentences shall survive termination of this Agreement.

         5.9 NO SOLICITATION. The Seller and the Principal Stockholders will not, and will not permit any of the Seller's directors, officers, employees, agents or other representatives to (i) solicit, initiate or encourage discussions with any person, other than the Buyer, relating to the possible acquisition of the Seller or of all or a material portion of its assets or capital stock of the Seller or any merger or other business combination involving the Seller (an "Acquisition Transaction") or (ii) participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. The Seller agrees to inform the Buyer orally and in writing in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of receipt of any offer, proposal or inquiry relating to any Acquisition Transaction and of any modification thereof or any proposed agreement, to promptly furnish to the Buyer copies of any written communications or documents received with respect to the foregoing and to promptly and fully inform the Buyer in writing of the nature and status of any discussions or negotiations regarding the foregoing.

         5.10 BUYER SEC FILINGS. The Buyer shall furnish the Seller with a copy of each periodic or current report filed by it under the Exchange Act promptly after filing the same. All filings made by the Buyer after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.11 DISCLOSURE STATEMENTS. Prior to the Closing, the Seller promptly will supplement or amend the Seller Disclosure Schedule delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall affect the conditions to the Buyer's obligation to consummate the Merger.

         5.12 SELLER 1997 FINANCIAL STATEMENTS. As soon as practicable after December 31, 1997, the Seller will deliver to the Buyer (i) a balance sheet of the Seller as of December 31, 1997 and related statements of operations, changes in stockholders' equity and cash flows for the year then ended (the "Seller 1997 Financial Statements") certified without qualification by Alexander, Aronson, Finning & Co., P.C. or other independent accountants reasonably satisfactory to the Buyer and (ii) a written representation and warranty of the Seller signed by its chief financial officer that the Seller 1997 Financial Statements have been prepared from, and are in accordance with, the books and records of the Seller, and present fairly in all material respects the financial position and results of operations of the Seller as of the date and for the period indicated in accordance with GAAP applied consistently with the Audited Financial Statements.

         5.13 PERFORMANCE BONUS. Not later than February 15, 1999, the Buyer will pay to the holders of Seller Stock outstanding immediately prior to the Effective Time and to the Optionholders, in proportion to the Merger Consideration received by them hereunder, a cash performance bonus in an aggregate amount equal to 10% of the amount, if any, by which the net income before income taxes of the business of the Seller as conducted or proposed to be conducted by the Seller immediately prior to the Effective Time for the year ending December 31, 1998 exceeds $4,238,953, provided that the performance bonus shall not exceed $100,000. For this purpose, net income before income taxes shall be determined in accordance with GAAP applied consistently with the Audited Financial Statements.

         5.14 S CORPORATION STATUS. The Seller and the Principal Stockholders shall maintain the status of the Seller as an S corporation for federal and Massachusetts income tax purposes until the Effective Time.

         5.15 NONCOMPETITION. (a) Each Principal Stockholder agrees that for a period of five years following the Effective Time, it will not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, general partner, officer, director, shareholder, investor or in any other capacity of any person or entity (i) participate or engage in the business conducted or proposed to be conducted by the Seller immediately prior to the Effective Time in competition with the Seller or the Buyer in any geographic area where such business is conducted by the Seller or the Buyer during such period or (ii) induce or attempt to induce any former employee of the Seller who at the time of such inducement is an employee of the Seller or the Buyer to perform work for any other person or entity. Notwithstanding the foregoing, a Principal Stockholder may own solely as a passive investment up to one percent of any class of publicly traded securities of any person or entity.

         (b) Each Principal Stockholder acknowledges that the foregoing restrictions are necessary for the protection of the business and goodwill of the Seller acquired by the Buyer hereunder and any breach of such restrictions would cause irrevocable damage to the Buyer for which the remedy at law for damages would be inadequate. Accordingly, in the event of any breach of the covenant contained in Section 5.15(a), the Buyer shall, in addition to any remedies otherwise available at law, be entitled to an injunction restraining such breach without bond and to recovery of all reasonable costs, including reasonable attorneys fees, incurred by the Buyer to enforce such covenant.

         5.16 PERSONAL GUARANTIES. The Buyer agrees to use reasonable efforts promptly following the Effective Time to cause the release of John F. Blais, Jr. ("Blais") from his guaranties of the indebtedness of the Seller described in
Schedule 2.21 of the Seller Disclosure Schedule, and the Buyer will in any event indemnify and hold Blais harmless from and against any liability, loss or expense (including reasonable attorneys' fees) arising out of any such guaranty from and after the Effective Time.


      SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
                             CONSUMMATE THE MERGER

         The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

         6.1 APPROVALS. All consents and approvals referred to in Sections 2.10 (other than with respect to United States Government Contract No. DAAE20-97-C-0020), 3.2 and 4.8 of this Agreement or in the corresponding sections of each party's Disclosure Schedule, shall have been obtained; provided however, that if the Buyer waives the obtaining of any consent set forth in
Section 2.10 or 3.2 of the Seller Disclosure Schedule, such consent shall not be a condition to the Seller's obligation to consummate the Merger.

         6.2 EMPLOYMENT AGREEMENT. The Buyer, the Seller and Blais shall have executed and delivered an employment agreement in substantially the form of Exhibit C hereto.

         6.3 ABSENCE OF ORDER. No restraining order or injunction of any court or order of any governmental authority which prevents consummation of the Merger shall be in effect.

         6.4 NASDAQ LISTING. The shares of Buyer Common Stock to be issued in the Merger shall have been authorized for quotation on the Nasdaq Stock Market.


        SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND
                      ACQUISITION TO CONSUMMATE THE MERGER

         The obligation of the Buyer and Acquisition to consummate the Merger is subject to the satisfaction or waiver by the Buyer, at or before the Effective Time, of the following conditions:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Seller and the Principal Stockholders contained in this Agreement (without regard to any exceptions for materiality or material adverse effect or any knowledge qualifications) shall be true and correct at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) except that any representation or warranty (other than the representations and warranties contained in Sections 2.1(a), 2.2 to 2.4, inclusive, and 3.1 to 3.3, inclusive) that is not true shall nevertheless be deemed to be true for purposes of this Section 7.1 unless the failure of such representations and warranties to be true, individually or in the aggregate, would have a material adverse effect on the Business of Seller; there shall not have been any material adverse change in the Business of the Seller since the date of this Agreement; and the Seller and the Principal Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Effective Time. Each of the Seller and the Principal Stockholders shall have delivered to the Buyer a certificate, dated the Closing Date, to the foregoing effect, as applicable.

         7.2 OPINION OF COUNSEL TO SELLER. The Buyer shall have received an opinion of Choate, Hall & Stewart, counsel to the Seller, dated the Closing Date, substantially in the form of Exhibit D hereto.

         7.3 MERGER DOCUMENTS. The Seller shall have executed and delivered the Articles of Merger and the Certificate of Merger.

         7.4 MINIMUM NET INCOME. The Seller shall have delivered the Seller 1997 Financial Statements to the Buyer at least five business days prior to the Closing Date, and the net income of the Seller before income taxes, interest, depreciation and management bonuses and excluding such nonrecurring items of income and expense as the Seller and the Buyer may mutually agree upon for the year ending December 31, 1997 shall have been at least $3,094,380 as shown in the Seller 1997 Financial Statements.

         7.5 LEASE MATTERS. Amendments of the existing leases of the Seller's premises in Natick, Massachusetts and Keene, New Hampshire shall have been duly executed by the parties thereto and the landlords shall have delivered estoppel certificates to the Buyer, such amendments and certificates to be substantially in the forms of Exhibit E hereto.

         7.6 TAX OPINION. The Buyer shall have received an opinion of its counsel, dated the Closing Date, substantially to the effect that, on the basis of the facts and representations set forth in such opinion, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by and there will be no corporate income tax liability to the Buyer or Seller by reason of the Merger.

         7.7 ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by all parties thereto.

         7.8 ENVIRONMENTAL ASSESSMENTS. The Seller shall have delivered to the Buyer at least 15 days prior to the Closing Date written environmental assessments of all real estate occupied by the Seller, which assessments shall be conducted pursuant to American Society for Testing and Materials E-1527-97 Standard Practice and prepared by qualified independent consultants reasonably satisfactory to the Buyer and which shall disclose no existing environmental liabilities that could be material in amount.

         7.9 STOCK OPTIONS. All outstanding stock options to purchase shares of Seller Stock shall have been exercised in full or otherwise terminated.

         7.10 STANDSTILL AGREEMENT. Blais shall have executed and delivered to the Buyer a Standstill Agreement substantially in the form of Exhibit F hereto.

         7.11 CERTIFICATES. The Seller shall have furnished to the Buyer such certificates of public officials as may be reasonably requested by the Buyer.


      SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER AND THE PRINCIPAL STOCKHOLDERS TO CONSUMMATE THE MERGER

         The obligation of the Seller and the Principal Stockholders to consummate the Merger is subject to the satisfaction or waiver by them, at or before the Effective Time, of the following conditions:

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Buyer and Acquisition contained in this Agreement (without regard to any exceptions for materiality or material adverse effect or any knowledge qualifications) shall be true and correct at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) except that any representation or warranty that is not true shall nevertheless be deemed true for purposes of this section unless the failure of such representations and warranties to be true, individually or in the aggregate, would have a material adverse effect on the Business of Buyer; and each of the Buyer and Acquisition shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time. Each of the Buyer and Acquisition shall have delivered to the Seller a certificate, dated the Effective Time, to the foregoing effect.

         8.2 OPINION OF COUNSEL TO BUYER. The Seller shall have received an opinion of Palmer & Dodge LLP, counsel to the Buyer and Acquisition, dated the Closing Date, substantially in the form of Exhibit G hereto.

         8.3 TAX OPINION. The Seller shall have received an opinion of its counsel, addressed to the Seller and its stockholders and dated the Closing Date, substantially to the effect that, on the basis of facts and representations set forth in such opinion, or set forth in writing elsewhere and referred to therein, for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code,
(ii) no gain or loss will be recognized by the Seller and (iii) gain, if any, to the Seller's stockholders will be recognized, but in an amount not in excess of the amount of cash received in exchange for Seller Stock (it being understood that such opinion will not extend to cash payments in lieu of fractional share interests and may not extend to shares of Buyer Common Stock received by the Seller stockholders who receive their Seller Stock pursuant to stock options or otherwise as compensation); provided, however, that in the event that counsel is unable or unwilling to deliver such opinion, then this condition shall be deemed satisfied if such opinion is delivered by Buyer's counsel.

         8.4 CERTIFICATES. The Buyer shall have furnished to the Seller such certificates of public officials as may be reasonably requested by the Seller.

                  SECTION 9 - TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time as follows:

         (a) by either the Seller or the Buyer, by written notice to the other, if the Effective Time shall not have occurred on or before the later of (i) five business days after delivery to the Seller of the Seller 1997 Financial Statements and (ii) January 31, 1998; provided, however, that the right to terminate this Agreement under this subsection shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, with any such breach or failure by a Principal Stockholder being deemed a breach or failure by the Seller for this purpose;

         (b) by the Seller (provided that none of the Principal Stockholders nor the Seller is then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the Buyer, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of the Buyer, which breach is either not cured within 20 days following written notice to the Buyer or by its nature cannot be cured prior to the Closing; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this subsection because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle the Seller not to consummate the transactions contemplated hereby under Section 8.1;

         (c) by the Buyer (provided that the Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the Seller, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of the Seller or any Principal Stockholder, which breach is either not cured within 20 days following written notice to the Seller or by its nature cannot be cured prior to the Closing; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this subsection because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle the Buyer not to consummate the transactions contemplated hereby under Section 7.1;

         (d) by either the Buyer or the Seller, by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and nonappealable;

         (e) by the Seller if the Market Value (as defined in Section 1.9(b)) of Buyer Common Stock is less than $9.70; provided that the Buyer may negate such termination by notifying the Seller within 24 hours of receiving the Seller's notice of termination of its election to adjust the Merger Shares to the number of shares determined by dividing $11,200,000 by the Market Value (any notice under this clause to be given by personal delivery in writing or by telephone confirmed by receipted facsimile);

         (f) by the Buyer if the Market Value of Buyer Common Stock is greater than $14.55, provided that the Seller may negate such termination by notifying the Buyer within 24 hours of receiving the Buyer's notice of termination of its election to adjust the Merger Shares to the number of shares determined by dividing $16,800,000 by the Market Value (any notice under this clause to be given by personal delivery in writing or by telephone confirmed by receipted facsimile); or

         (g)  at any time with the written consent of all of the parties.

         9.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 9.2, Section 5.3 relating to expenses and Section 5.8 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

         9.3 AMENDMENT. This Agreement may not be amended except by an instrument signed by each party hereto; provided, however, that without the further approval of the stockholders of the Seller, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided herein or (b) alters or changes any of the terms of this Agreement if such alteration or change would materially adversely affect the stockholders of the Seller.

         9.4 WAIVER. At any time prior to the Effective Time, any party hereto may, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.


                          SECTION 10 - INDEMNIFICATION

         10.1 SURVIVAL. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 10.4. No person shall have a right to recovery against any party (or any officer, director, employee or agent of a party) other than through the exercise of the indemnification rights set forth in Section 10.2, which shall constitute the sole and exclusive remedy after the Closing Date for any breach by a party of any representation, warranty or covenant contained herein or in any certificate or other instrument delivered pursuant hereto, other than a fraudulent or intentional breach.

         10.2 OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY.

         (a) Subsequent to the Effective Time, (i) Blais and (ii) the other Seller Stockholders, to the extent of their interest in the Escrow Account held pursuant to the Escrow Agreements, shall, jointly and severally, indemnify and hold harmless the Buyer, Acquisition and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 10 ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty (without regard to any exceptions for materiality or material adverse effect) or covenant of the Seller contained herein or in any certificate delivered pursuant hereto.

         (b) Subsequent to the Effective Time, each Principal Stockholder shall indemnify and hold harmless the Buyer, Acquisition and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates and assigns) from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of such Principal Stockholder contained herein or in any certificate delivered pursuant hereto.

         10.3 OBLIGATION OF THE BUYER AND ACQUISITION TO INDEMNIFY. Subsequent to the Effective Time, the Buyer and Acquisition shall, jointly and severally, indemnify and hold harmless the Seller Stockholders from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of the Buyer or Acquisition contained herein or in any certificate delivered pursuant hereto.

         10.4 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing, the right to indemnification under this Section 10 shall be subject to the following terms:

         (a)  No indemnification shall be payable pursuant to Section 10.2 or
Section 10.3 except to the extent that the amount of all claims for indemnification pursuant to the applicable Section exceeds $100,000 in the aggregate.

         (b)  No indemnification shall be payable pursuant to Section 10.2 or
Section 10.3 after the second anniversary of the Closing Date, except with respect to claims made prior to the expiration of the applicable period but not then resolved.

         (c) The liability of Blais for indemnification claims under Section 10.2(a) and under Section 10.2(b) to the extent based on the representation contained in Section 3.4 shall not exceed an aggregate amount equal to (A) 30% of the aggregate Market Value of the Merger Shares received by him under this Agreement for all such claims made within one year after the Closing Date and (B) 15% of such aggregate Market Value for all such claims made more than one year but within two years after the Closing Date, the amount specified in clause (B) to be reduced by any amount paid with respect to a claim referred to in Clause (A). Blais may, at his election, pay any claim for indemnification under Section 10.2(a) in cash or by transfer of shares of Buyer Common Stock (subject to no lien, encumbrance or claim) valued at the Market Value or a combination thereof.

         (d) Recourse for any indemnification claims under Section 10.2 shall be first against any available portion of the Escrow Fund held pursuant to the Escrow Agreement prior to any recovery from other assets of the Principal Stockholders. The Buyer and Acquisition shall have no right of recovery from any Seller Stockholder other than Blais for indemnification pursuant to Section 10.2(a) and pursuant to Section 10.2(b) to the extent based on the representation contained in Section 3.4, except in each case to the extent of their interest in the Escrow Fund. In the case of claims for indemnification pursuant to Section 10.2(b), the Buyer and Acquisition may recover from the Escrow Fund only that portion allocable to the Principal Stockholder responsible for the inaccuracy or breach.

         (e) The limitations of Sections 10.4(a) to (d), inclusive, (other than the last sentence of Section 10.4(d)) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by any party.

         (f) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

         10.5 NOTICE AND DEFENSE OF CLAIMS. Promptly after receipt of notice of any third-party claim that could result in a Loss for which a party may seek indemnification hereunder, such party shall give written notice thereof to the indemnifying party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the indemnifying party. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it intends to defend against such claim, liability or expense at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the indemnified party which consent shall not be unreasonably withheld), shall be by the indemnifying party and the indemnified party shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. The indemnifying party shall not compromise or settle such claim without obtaining an unqualified release of the indemnified party with respect thereto. Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good

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



faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of such claim, liability or expense with counsel selected by the indemnified party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.


                           SECTION 11 - MISCELLANEOUS

         11.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or three business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

       (i)    if to the Buyer or Acquisition, to:

              Galileo Corporation
              Galileo Park, P.O. Box 550
              Sturbridge, MA 01566
              Attention: William T. Hanley, President
              Fax: (508) 347-2270

         with a copy to:

              David R. Pokross, Jr., Esq.
              Palmer & Dodge LLP
              One Beacon Street
              Boston, MA 02108
              Fax: (617) 227-4420

      (ii)    if to the Seller or the Principal Stockholders, to:

              OFC Corporation
              2 Mercer Road
              Natick, MA 01760
              Fax: (508) 653-0729
              Attn: John F. Blais, Jr., President
         with a copy to:

              Andrew L. Nichols, Esq.
              Choate, Hall & Stewart
              Exchange Place
              53 State Street
              Boston, MA 02109
              Fax: (617) 248-4000

Any party may by notice given in accordance with this Section 11.1 to the other parties designate another address or person for receipt of notices hereunder.

         11.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

         11.3 GOVERNING LAW. This Agreement is governed by the laws of Massachusetts without regard to its conflict of law provisions, except that the Merger shall be governed by the laws of New Hampshire and Delaware.

         11.4 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.5 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

         11.6 SECTION HEADINGS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         11.8 DISCLOSURE SCHEDULES. The Disclosure Schedules are a part of this Agreement as if fully set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.


                           GALILEO CORPORATION


                           By /s/ William T. Hanley
                              -------------------------------------
                              William T. Hanley, President


                           OFC ACQUISITION CORPORATION


                           By /s/ William T. Hanley
                              -------------------------------------
                              William T. Hanley, President


                           OFC CORPORATION


                           By /s/ John F. Blais, Jr.
                              -------------------------------------
                              John F. Blais, Jr., President



                           THE PRINCIPAL STOCKHOLDERS:


                           /s/ John F. Blais, Jr.
                           ----------------------------------------
                           John F. Blais, Jr.

                           /s/ James F. Briggs
                           ----------------------------------------
                           James F. Briggs

                           /s/ Robert Clark
                           ----------------------------------------
                           Robert Clark

                           /s/ John Lucy
                           ----------------------------------------
                           John Lucy

                           /s/ Kris Anderson
                           ----------------------------------------
                           Kris Anderson